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                                                                    EXHIBIT 99.4

                         CONSENT OF ROBERTSON STEPHENS

     We hereby consent to the inclusion of and reference to our opinion dated January 5, 2001 to the Board of Directors of Prime Response, Inc. (the "Company") in the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") of Chordiant Software, Inc. (the "Acquiror") and the Company, to be filed on the date hereof in connection with the proposed business combination involving the Acquiror and the Company. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Joint Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.



                                        /s/ Robertson Stephens, Inc.

                                        ROBERTSON STEPHENS, INC.
                                        San Francisco, California
                                        February 2, 2001